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                                                                   EXHIBIT 99(b)

              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

Board of Directors
International Paper Company
Two Manhattanville Road
Purchase, New York 10577

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of International Paper Company ("International Paper") as Annex C to the Joint Proxy Statement/Prospectus of International Paper and Union Camp Corporation ("Union Camp") relating to the proposed merger transaction involving International Paper and Union Camp and references thereto in such Joint Proxy Statement/Prospectus under the captions "Summary -- Opinion of Financial Advisors" and "Role of Financial Advisors -- Opinion of International Paper's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

                               By: /s/ CREDIT SUISSE FIRST BOSTON
                               CORPORATION
                               -------------------------------------------------
                               CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
March 29, 1999